Filed Pursuant to Rule 424(b)(3)
Registration No. 333-163307

PRICING SUPPLEMENT
(To Prospectus Supplement dated 11 December 2009
to Prospectus dated 10 December 2009)

Commonwealth of Australia

Guarantee of the Commonwealth of Australia of the
Guarantee by the Treasurer on behalf of the Government of Queensland of
Debt Securities of Queensland Treasury Corporation
covered by
the Australian Government Guarantee of State and Territory Borrowing

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Under the Australian Government Guarantee of State and Territory Borrowing, which we refer to as the "State Guarantee Scheme", the Treasurer on behalf of the Government of Queensland has applied to have the liabilities of the Government of Queensland in respect of certain series of eligible debt securities issued by Queensland Treasury Corporation in respect of borrowing of the Treasurer on behalf of the Government of Queensland guaranteed by the Commonwealth of Australia.  The Commonwealth of Australia has issued an Eligibility Certificate (Certificate No. QLDL00014) in respect of the series of eligible debt securities of Queensland Treasury Corporation described in the prospectus supplement dated 11 December 2009 (such series of eligible debt instruments, the "State/Territory Debt Securities"), including additional securities of any such series which may be issued from time to time prior to the Final Issuance Date (as described in the prospectus dated 10 December 2009).

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This pricing supplement relates to A$1,402,000.00 principal amount of 6.0% Global A$ Bonds due 14 September 2017 (ISIN US748305BG31) of Queensland Treasury Corporation (the "Relevant State/Territory Debt Securities"), and the guarantee thereof by the Treasurer on behalf of the Government of Queensland.  The liabilities of the Government of Queensland in relation to the Relevant State/Territory Debt Securities are guaranteed by the Commonwealth of Australia under the State Guarantee Scheme pursuant to this pricing supplement and the prospectus supplement dated 11 December 2009.

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The terms of the Relevant State/Territory Debt Securities of Queensland Treasury Corporation and the guarantee thereof by the Treasurer on behalf of the Government of Queensland are set forth in the accompanying pricing supplement of Queensland Treasury Corporation and the Treasurer on behalf of the Government of Queensland dated the date of this pricing supplement and the related prospectus and prospectus supplement.

This pricing supplement must be read in conjunction with the prospectus supplement dated 11 December 2009 and the prospectus dated 10 December 2009, and any other documents which are incorporated by reference herein.  The prospectus supplement and the prospectus are available on the website maintained by the U.S. Securities and Exchange Commission at www.sec.gov (the contents of which website are not incorporated by reference into this pricing supplement).

This pricing supplement may not be used to sell the Guarantee in relation to the Relevant State/Territory Debt Securities of Queensland Treasury Corporation unless accompanied by the pricing supplement of Queensland Treasury Corporation and the Treasurer on behalf of the Government of Queensland relating to the Relevant State/Territory Debt Securities.

12 March 2010